Filed Pursuant to Rule 433
                                                          File No. 333-136045-01

Subject: CMBS New Issue- $4.2b GSMS 06-GG8 -EOD Status update
GG8 - $4.2B New Issue CMBS - (external)
Joint-Lead Bookrunning Managers: RBS Greenwich Capital, Goldman Sachs Co-Managers: BOA / CS / MS / Wach

Class  Status  Size($mm)  Ftch/Mdy   C/S      WAL   Window       Px Guidance
-----  ------  ---------  ---------  ------   ----  -----------  -----------
A1      n/a       72.750  AAA/Aaa    30.000%  2.88  11/06-07/11  n/a
A2      0.8x     941.100  AAA/Aaa    30.000%  4.82  07/11-10/11  S+16a
A3      0.5x      52.875  AAA/Aaa    30.000%  6.94  10/13-10/13  S+23a
AAB     0.9x     116.850  AAA/Aaa    30.000%  7.22  10/11-11/15  S+22a
A4      SUBJ   1,653.262  AAA/Aaa    30.000%  9.73  11/15-09/16  S+23a
A1A     n/a      196.179  AAA/Aaa    30.000%  8.86  11/06-09/16  n/a
AM      SUBJ     433.288  AAA/Aaa    20.000%  9.86  09/16-09/16  S+26a
AJ      SUBJ     308.717  AAA/Aaa    12.875%  9.93  09/16-10/16  S+29a
B       1.5X      27.081  AA+/Aa1    12.250%  9.94  10/16-10/16  S+31a
C       0.9x      54.161  AA/Aa2     11.000%  9.94  10/16-10/16  S+33a
D       1.0+x     37.913  AA-/Aa3    10.125%  9.94  10/16-10/16  S+36a
E       1.0+x     37.912  A+/A1       9.250%  9.94  10/16-10/16  S+40a
F       SUBJ      43.329  A/A2        8.250%  9.94  10/16-10/16  S+43a
G       0.5x      54.161  A-/A3       7.000%  9.94  10/16-10/16  S+50a
H       2.3x      48.745  BBB+/Baa1   5.875%  9.94  10/16-10/16  S+65-70
J       2.3x      54.161  BBB/Baa2    4.625%  9.94  10/16-10/16  S+75-80
K       SUBJ      43.329  BBB-/Baa3   3.625%  9.94  10/16-10/16  S+100a

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF
ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that
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to modification or revision (including, among other things, the
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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS The depositor has a
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SEC(SEC File No. 333-136045) for the offering to which this
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IRS CIRCULAR 230 NOTICE
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